Exhibit 99.1

DG Acquires Leading Canadian Advertising Services Firm

MIJO Deal Expands DG’s Global Media Services Platform for Broadcast and Online Advertising

DALLAS, TX—(Marketwire - 04/04/11) - DG® (NASDAQ:DGIT), a leading provider of digital media services to the advertising, entertainment and broadcast industries today announced that it has acquired privately-held MIJO Corporation for Canadian $39.5 million in cash. Based in Toronto, MIJO provides broadcast and digital media services to the Canadian advertising, entertainment and broadcast industries.

For 2010 MIJO reported revenues of Canadian $17.4 million, and Adjusted EBITDA of approximately Canadian $3.0 million. DG expects to recognize approximately $3.5 million in cost synergies during the initial 12 month period following close. Additional financial guidance with respect to the MIJO acquisition will be provided on DG’s first quarter 2011 earnings conference call.

MIJO co-founder Joel Reitman commented, “We are very excited to partner with DG, as the two companies share an essential belief in utilizing superior technology and talented employees to provide unmatched customer service.”

“We have spent over 32 years building a business in Canada that provides a suite of diverse and fully integrated services to advertisers, feature film distributors and broadcasters,” said MIJO co-founder Michael Goldberg. “This transaction fulfills our goal to gain access to an international audience for this platform.”

“MIJO is clearly a key player in Canada, which is just one factor that attracted us to the company, given DG’s efforts to build a worldwide media services platform for broadcast and online advertising,” said Neil Nguyen, President and COO of DG. “MIJO provides DG with a full service operating presence in Canada, and expands our platform to include all of North America, allowing DG to fully distribute its products, including Pathfire, Treehouse and Unicast, into the Canadian market.”

Mr. Nguyen continued, “By acquiring a first class operations center in Toronto, capable of providing content localization, versioning, and value-added production services, the company takes a key step in implementing its strategic plan. We look forward to working with Joel Reitman, Michael Goldberg and the MIJO team to expand the services and reach of the combined companies.”

The resources of the DG network, with its dual edge server footprint to distribute advertising, direct response and syndication content, will be located at 50 to 60 Canadian television broadcast sites, as well as all of Canada’s radio stations. The scale of the network, operating efficiencies and customer overlap provide significant opportunities for both growth and cost synergies.

MIJO provides top US and multinational brands with a platform of bilingual and integrated media services targeted to the advertising, entertainment and broadcast industries. Joel Reitman and Michael Goldberg are expected to remain with the company together with the core group of 110 employees, thus assuring operating continuity for the diverse group of clients located throughout Canada.

About MIJO

MIJO, established in 1978, is a technology-based, people-driven company. Offering an ever-expanding suite of integrated services, MIJO provides final broadcast, print and digital media materials to the Advertising, Entertainment, and Broadcast industries. The company is based in Toronto.

About DG

DG FastChannel®, Inc. (now known as DG) provides innovative technology-based solutions to the advertising, broadcast and publishing industries. The Company serves more than 5,000 advertisers and agencies through a media distribution network of more than 28,000 radio, television, print and Web publishing destinations throughout the United States, Canada and Europe. DG utilizes satellite and internet transmission technologies, creative and production resources, digital asset management and syndication services that enable advertisers and agencies to work faster, smarter and more competitively. Through its Unicast, SourceEcreative, Treehouse and Springbox operating units, DG extends its benchmark of excellence to a wide roster of services ranging from custom rich media solutions and interactive marketing to direct response marketing and global creative intelligence. For more information, visit www.DGit.com.

Non-GAAP Financial Measures

In addition to providing financial measurements based on generally accepted accounting principles in the United States of America (GAAP), the Company has historically provided additional financial measures that are not prepared in accordance with GAAP (non-GAAP). Legislative and regulatory changes discourage the use of and emphasis on non-GAAP financial measures and require companies to explain why non-GAAP financial measures are relevant to management and investors. We believe that the inclusion of these non-GAAP financial measures in this press release helps investors to gain a meaningful understanding of our past performance and future prospects, consistent with how management measures and forecasts our performance, especially when comparing such results to previous periods or forecasts. Our management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing such performance to that of prior periods and to the performance of our competitors. These measures are also used by management in its financial and operational decision-making. There are limitations associated with reliance on these non-GAAP financial measures because they are specific to our operations and financial performance, which makes comparisons with other companies’ financial results more challenging.

The Company defines “Adjusted EBITDA” as net income, before interest, taxes, depreciation and amortization, share-based compensation, restructuring charges and benefits, and gains and losses on derivative instruments. The Company considers Adjusted EBITDA to be an important indicator of the Company’s operational strength and performance and a good measure of the Company’s historical operating trends.

Adjusted EBITDA eliminates items that are either not part of the Company’s core operations, such as gains and losses from derivative instruments, and net interest expense, or do not require a cash outlay, such as share-based compensation. Adjusted EBITDA also excludes depreciation and amortization expense, which is based on the Company’s estimate of the useful life of tangible and intangible assets. These estimates could vary from actual performance of the asset, are based on historical costs, and may not be indicative of current or future capital expenditures.

Adjusted EBITDA should be considered in addition to, not as a substitute for, the Company’s operating income and net income, as well as other measures of financial performance reported in accordance with GAAP.

Forward-Looking Statements

This release contains forward-looking statements relating to the Company. These forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. Such risks and uncertainties include the Company’s ability to integrate the Match Point business and to increase efficiencies in its distribution and product innovation; the Company’s ability to execute successfully its digitization strategy and ability to deploy successfully its dual edge server content delivery platforms; the Company’s efforts relating to advertising content customization and digital distribution in the DR marketplace; changes in the DR industry and its ongoing use of SD format versus HD format; and other risks relating to DG’s business, as set forth in the Company’s filings with the Securities and Exchange Commission. DG assumes no obligation to publicly update or revise any forward-looking statements, except as otherwise required by law.

Contact:

For more information contact:
Omar Choucair
Chief Financial Officer
DG FastChannel, Inc.
972/581-2000
JoAnn Horne
Investor Relations
Market Street Partners
415/445-3233